102 South Main Street

Greenville, SC 29601

864.421.1068

Date:	January 24, 2008

Release Time:	Immediate

THE SOUTH FINANCIAL GROUP REPORTS FOURTH QUARTER

AND FULL-YEAR 2007 EARNINGS

GREENVILLE, SC – The South Financial Group, Inc. (NASDAQ: TSFG) today reported fourth quarter 2007 net income of $9.0 million, or $0.12 per diluted share, compared with net income of $23.6 million, or $0.31 per diluted share, for fourth quarter 2006. As previously-announced, the fourth quarter 2007 provision for credit losses increased to $31.9 million, primarily due to weakening credit expectations and a $7.9 million additional provision for the previously-disclosed Penland Development loans.

Operating earnings for fourth quarter 2007 totaled $10.9 million, or $0.15 per diluted share. This compares with $26.5 million, or $0.36 per diluted share, for third quarter 2007 and $27.6 million, or $0.37 per diluted share, for fourth quarter 2006. Fourth quarter 2007 non-operating pre-tax items include a $1.3 million loss on securities for other than temporary impairment on two non-marketable equity investments, a $881,000 reserve for losses for Visa-related litigation (shared among Visa and Visa member banks), and a $499,000 loss on early extinguishment of debt. A reconciliation of net income to operating earnings is provided in the attached financial highlights.

Net income for 2007 totaled $73.3 million, or $0.99 per diluted share, compared with $112.9 million, or $1.49 per diluted share, for 2006. Operating earnings for 2007 totaled $79.9 million, or $1.08 per diluted share, compared with $115.1 million, or $1.52 per diluted share, for 2006.

“Like many other banks, we face significant industry challenges, including a difficult credit environment, a slowing economy, and competition for deposits,” said Mack I. Whittle, Jr., Chairman, President and Chief Executive Officer of The South Financial Group.  “However, we continue to aggressively and prudently manage credit risk and have kept reserve and capital levels strong.

“In this challenging environment, we continue to focus on our strategic objectives.  In particular, we have improved our earning asset mix, maintained a strong capital position, controlled expenses, and kept the net interest margin relatively stable.  Throughout the year, we improved our earning asset mix by reinvesting investment securities proceeds into new loans.  We remained well-capitalized and ended 2007 with a tangible equity ratio of 6.61%, which is above our 6% to 6.5% targeted level.  Also, we kept expense control a priority and reduced noninterest expenses from the prior year.  Lastly, we remain committed to improving customer funding, which in large part will determine the longer-term outlook for our net interest margin.  We believe this customer focus, the long-term growth potential of our markets, and the disciplined execution of our strategic plan will serve us well as we face the challenges ahead.”

Revenue

Total revenue, defined as net interest income plus noninterest income, was $123.7 million in fourth quarter 2007, compared with total revenue of $126.7 million in third quarter 2007. Total revenue for fourth quarter 2007 included a $1.3 million non-operating pre-tax loss primarily related to other than temporary impairment on two non-marketable equity investments. This compares with a $287,000 pre-tax gain on securities for third quarter 2007.

Fourth quarter 2007 operating revenue, defined as tax-equivalent net interest income plus operating noninterest income, declined to $126.5 million from $127.9 million for the prior quarter. Fourth quarter 2007 tax-equivalent net interest income totaled $96.5 million, a decrease of $1.9 million from $98.3 million in third quarter 2007, principally from the slight compression in the net interest margin. Fourth quarter 2007 operating noninterest income totaled $30.0 million, an increase of $399,000 from $29.6 million in third quarter 2007.

Fourth quarter 2007 average earning assets declined 3.9% linked-quarter annualized to $12.4 billion, as loan growth partially offset continued planned reductions of investment securities. Fourth quarter 2007 average loans increased $120.8 million, or 4.8% linked-quarter annualized, from third quarter 2007. Average securities declined $242.0 million during fourth quarter 2007, due to the non-reinvestment of security proceeds. At December 31, 2007, securities totaled $2.0 billion, TSFG’s planned level before resuming reinvestment of cash flows. For full-year 2007, average loans increased 4.1%, while average investment securities declined 17.0%, leading to an improved earning asset mix. Average loans as a percentage of average earning assets totaled 82.0% for fourth quarter 2007, up from 76.7% for the year earlier period.

Fourth quarter 2007 average customer funding, defined as total deposits less brokered deposits plus customer sweeps, decreased $124.9 million, or 6.0% linked-quarter annualized. Similar to the prior quarter, TSFG kept its deposit pricing discipline instead of pursuing unprofitable deposit balances. Based on period-end balances, customer funding grew 3.0% linked-quarter annualized, reflecting growth toward the end of the quarter. Fourth quarter 2007 average wholesale borrowings, including brokered deposits and excluding customer sweeps, were essentially unchanged from third quarter 2007 at $4.1 billion. For full-year 2007, average customer funding increased 1.7%, while average wholesale borrowings declined 7.8%, enhancing TSFG’s funding mix.

The tax-equivalent net interest margin for fourth quarter 2007 declined 3 basis points to 3.09% from 3.12% for third quarter 2007, primarily from lower average customer funding balances and the timing of loan and deposit repricing following recent interest rate reductions by the Federal Reserve. Average earning asset yields declined more than average funding costs (a 17 basis points decline for average earning assets versus 15 basis points for average funding costs). Within earning assets, the fourth quarter 2007 average tax-equivalent yield for loans declined 27 basis points, while the average tax-equivalent yield for investment securities declined 2 basis points. The shift into loans, which had a fourth quarter 2007 average tax-equivalent yield of 7.43%, and away from investment securities, which had an average tax-equivalent yield of 4.80%, partially offset the earning asset yield decline. Within total funding, the total cost of customer funding declined 13 basis points to 3.33% while wholesale borrowing costs (including brokered deposits and excluding customer sweeps) declined 21 basis points to 5.20%. During the last five quarters, the net interest margin has remained relatively stable, ranging from 3.08% to 3.12%, and 3.10% for full-year 2007.

Operating noninterest income (which excludes non-operating items) increased by $399,000 to $30.0 million for fourth quarter 2007 from $29.6 million for third quarter 2007. In fourth quarter 2007, noninterest income benefited from increases in mortgage banking income and customer fee income, partially offset by a lower gain on derivative activities and losses on sale of real estate. For the full-year 2007, operating noninterest income increased $3.1 million, or 2.7%, to $117.9 million, despite a $2.1 million decline in mortgage banking income. Customer fee income, up $2.4 million or 4.4%, and wealth management income, up $2.2 million or 7.9%, led the increase for 2007.

During the quarter, TSFG began presenting its debit card income, net of related expenses, and retail investment services income, net of certain revenue sharing arrangements with a third party. TSFG believes this presentation provides more clarity around its expense base as well as the net operating revenues for these services. As a result, TSFG reclassified these expenses for prior periods, moving them from noninterest expenses to noninterest income where they are deducted from the appropriate noninterest income category. The amounts reclassified are summarized in the attached financial highlights on page 6.

Noninterest Expenses and Operating Efficiency

Noninterest expenses for fourth quarter 2007 totaled $80.5 million, compared with $78.7 million for third quarter 2007. TSFG’s efficiency ratio totaled 65.1% for fourth quarter 2007 versus 62.2% for third quarter 2007. Fourth quarter 2007 noninterest expenses included an $881,000 accrual for the settlement of Visa-related litigation and a $499,000 non-operating pre-tax loss on early extinguishment of debt primarily from calling preferred securities totaling approximately $25 million with an average spread of 343 basis points over LIBOR. This compares with a $1.3 million loss on early extinguishment of debt for third quarter 2007.

Operating noninterest expenses (which exclude the non-operating items mentioned above) totaled $79.1 million for fourth quarter 2007, a $1.7 million increase from $77.4 million for third quarter 2007. The linked-quarter increase included $1.2 million related to an expected increase in FDIC insurance premiums, higher advertising and business development, and higher loan collection expense, partially offset by lower management incentive compensation. The cash operating efficiency ratio for fourth quarter 2007 totaled 61.1% versus 59.0% for third quarter 2007.

Fourth quarter 2007 operating noninterest expenses declined $5.1 million from $84.2 million for fourth quarter 2006. For full-year 2007, operating noninterest expenses decreased $3.9 million, or 1.2%, to $315.6 million. This decline over the prior year reflects continued focus on overall expense control.

The effective income tax rate was 20.3% for fourth quarter 2007 and 31.3% for the full-year 2007. This compares with 29.7% for 2006, which included a $5.2 million income tax benefit, or $0.07 per diluted share, related to favorable income tax settlements in fourth quarter 2006.

Credit Quality

The provision for credit losses for fourth quarter 2007 totaled $31.9 million, versus $10.5 million for third quarter 2007, and included additional provisions of $7.9 million for the Penland Development loans. The provision for credit losses exceeded net loan charge-offs by approximately $8.2 million. This increased the overall allowance for credit losses as a percentage of loans held for investment to 1.26% at December 31, 2007 (from 1.18% at September 30, 2007).

Nonperforming assets and net loan charge-offs increased $31.0 million and $6.9 million, respectively, during the fourth quarter. These increases largely relate to residential housing loans and include loans to two real estate developers in Florida ($11.7 million in nonperforming loans, net of $3.0 million in charge-offs) and two mortgage warehouse relationships in Florida ($7.6 million in nonperforming loans, net of $1.6 million in loan charge-offs).

Net loan charge-offs in fourth quarter 2007 were $23.7 million, including $9.2 million for the Penland Development loans. Following these charge-offs, TSFG’s remaining exposure to the Penland Development loans totaled $2.0 million, all of which was classified as nonperforming at December 31, 2007. Annualized fourth quarter 2007 net loan charge-offs totaled 0.92% of average loans held for investment, compared with 0.66% for third quarter 2007. Excluding the charge-offs for the Penland Development loans, annualized fourth quarter 2007 net loan charge-offs totaled 0.57% of average loans held for investment, compared with 0.36% for third quarter 2007.

Nonperforming assets increased $31.0 million to $89.9 million, or 0.88% of loans held for investment and foreclosed property, at December 31, 2007, an increase from $58.9 million, or 0.58%, at September 30, 2007 and $41.5 million, or 0.43%, at December 31, 2006.

The allowance for credit losses totaled $128.7 million, or 1.26% of loans held for investment, at December 31, 2007, compared with $120.4 million, or 1.18%, at September 30, 2007 and $112.7 million, or 1.16%, at December 31, 2006. Fourth quarter 2007 allowance coverage of nonperforming loans totaled 1.55 times, compared with 2.23 times for third quarter 2007 and 3.00 times for fourth quarter 2006.

Capital

Tangible shareholders’ equity at December 31, 2007 totaled $872.1 million, or $12.04 per share, an increase from $868.6 million, or $11.90 per share, at September 30, 2007 and $876.5 million, or $11.63 per share, at December 31, 2006.

TSFG’s tangible equity to tangible assets ratio at December 31, 2007 was 6.61%, up from 6.47% at September 30, 2007 and 6.48% at December 31, 2006. The increase in tangible equity resulted from a reduction in the after-tax unrealized loss on available for sale securities, partially offset by 600,000 shares repurchased in the quarter (3.6 million shares for 2007). TSFG remains well-capitalized for all regulatory capital ratios and ended the quarter with a tier 1 capital ratio of 9.52%, compared with 9.89% at September 30, 2007.

Quarterly Dividend

As previously announced, the TSFG Board of Directors declared a first quarter 2008 cash dividend in the amount of $0.19 per common share. This dividend will be paid on February 1, 2008 to shareholders of record as of January 15, 2008. The first quarter 2008 cash dividend represents a $0.01, or 6%, increase over the previous quarterly dividend amount. TSFG has increased its quarterly cash dividends annually in each of the last 14 years.

Conference Call / Webcast Information

The South Financial Group will host a conference call on Friday, January 25th at 10:00 a.m. (ET) to discuss fourth quarter 2007 financial results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on January 24th or visit the Investor Relations section of its website under the Quarterly Earnings button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-866-443-1209 or 1-203-369-1089.

Webcast: To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 4th Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until February 8, 2008.

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At December 31, 2007, it had approximately $13.9 billion in total assets and 172 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast, concentrating its growth in metropolitan statistical areas. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At December 31, 2007, approximately 47% of TSFG’s total customer deposits were in South Carolina, 38% were in Florida, and 15% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income and operating earnings (which exclude gains or losses on certain items deemed not to reflect core operations). In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a “tangible” or “cash operating” basis and in other cases shows earnings and credit-related measures excluding the Penland Development loans. TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, customer deposit growth, expense reduction initiatives, income tax rate, expected financial results for acquisitions, factors that will affect credit quality, including the Penland Development loans, and the net interest margin, the effectiveness of its hedging strategies, the risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

Christopher T. Holmes, EVP – Retail Banking and IR (864) 255-8970

***END***

PAGE 1, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 12/31/07 vs.

	12/31/07	9/30/07	12/31/06	9/30/07	9/30/07 Annualized		12/31/06

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$96,460	$98,312	$98,337	(1.9)%	(7.5)%		(1.9)%
Less: tax-equivalent adjustment	1,512	1,538	1,683	(1.7)	(6.7)		(10.2)

Net interest income	94,948	96,774	96,654	(1.9)	(7.5)		(1.8)
Provision for credit losses	31,926	10,504	8,838	203.9	809.1		261.2
Noninterest income: (1)
Operating noninterest income (noninterest income, excluding non-operating items)	30,029	29,630	29,472	1.3	5.3		1.9
Gain (loss) on securities	(1,288)	287	(239)	n/m	n/m		n/m

Non-operating noninterest income (loss)	(1,288)	287	(239)	n/m	n/m		n/m

Total noninterest income	28,741	29,917	29,233	(3.9)	(15.6)		(1.7)

Noninterest expenses: (1)
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	79,101	77,440	84,187	2.1	8.5		(6.0)
Employment contract buyouts and severance	—	—	4,990	n/m	n/m		n/m
Loss on early extinguishment of debt	499	1,299	821	n/m	n/m		n/m
Visa-related litigation	881	—	—	n/m	n/m		n/m

Non-operating noninterest expenses	1,380	1,299	5,811	n/m	n/m		n/m

Total noninterest expenses	80,481	78,739	89,998	2.2	8.8		(10.6)

Income before income taxes	11,282	37,448	27,051	(69.9)	(277.	2)	(58.3)
Income tax expense	2,293	11,609	3,500	(80.2)	(318.	4)	(34.5)

Net income	$8,989	$25,839	$23,551	(65.2)%	(258.	7)%	(61.8)%

Earnings:
Operating earnings	$10,857	$26,537	$27,649	(59.1)%	(234.	4)%	(60.7)%
Cash operating earnings	12,333	27,853	29,526	(55.7)	(221.	1)	(58.2)
Per share data:
Net income, basic	$0.12	$0.35	$0.31	(65.7)%	(260.	7)%	(61.3)%
Net income, diluted	0.12	0.35	0.31	(65.7)	(260.	7)	(61.3)
Operating earnings, diluted	0.15	0.36	0.37	(58.3)	(231.	4)	(59.5)
Cash operating earnings, diluted	0.17	0.38	0.39	(55.3)	(219.	3)	(56.4)
Cash dividends declared per common share	0.19	0.18	0.18	5.6	22.0		5.6
Average shares outstanding:
Basic	72,571,612	73,146,211	75,161,032	(0.8)%	(3.1)%		(3.4)%
Diluted	72,875,062	73,605,752	75,701,120	(1.0)	(3.9)		(3.7)
PERFORMANCE RATIOS:
Total revenue:(1)(2)
GAAP	$123,689	$126,691	$125,887	(2.4)%	(9.4)%		(1.7)%
Operating (3)	126,489	127,942	127,809	(1.1)	(4.5)		(1.0)
Return on average assets:
GAAP earnings	0.26%	0.73%	0.66%
Operating earnings	0.31	0.75	0.78
Cash operating earnings on average tangible assets	0.37	0.83	0.87
Return on average equity:
GAAP earnings	2.29	6.75	5.99
Operating earnings	2.77	6.93	7.04
Cash operating earnings on average tangible equity	5.57	13.17	13.42
Net interest margin (tax-equivalent)	3.09	3.12	3.12
Efficiency ratios: (1)(4)
GAAP	65.07	62.15	71.49
Cash operating (3)	61.07	59.04	64.18

(1)	In fourth quarter 2007, TSFG began presenting its debit card income and retail investment services net of certain related amounts. Prior periods have been reclassified to conform to the current presentation; see footnotes on page 6 for amounts reclassified.

(2)	The sum of net interest income and noninterest income.

(3)	Total revenue and the cash efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.

(4)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Year Ended

	12/31/07	12/31/06	% Change

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$389,027	$408,274	(4.7)%
Less: tax-equivalent adjustment	6,246	6,903	(9.5)

Net interest income	382,781	401,371	(4.6)
Provision for credit losses	68,568	32,789	109.1
Noninterest income: (1)
Operating noninterest income (noninterest income, excluding non-operating items)	117,934	114,847	2.7
Gain (loss) on securities	(4,623)	4,037	n/m
Gain on disposition of assets and liabilities	—	2,498	n/m
Loss on sale of indirect auto loans previously HFI	—	(3,477)	n/m

Non-operating noninterest income (loss)	(4,623)	3,058	n/m

Total noninterest income	113,311	117,905	(3.9)

Noninterest expenses: (1)
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	315,632	319,530	(1.2)
Employment contract buyouts and severance	2,306	5,588	n/m
Loss on early extinguishment of debt	2,029	821	n/m
Visa-related litigation	881	—	n/m

Non-operating noninterest expenses	5,216	6,409	n/m

Total noninterest expenses	320,848	325,939	(1.6)

Income before income taxes	106,676	160,548	(33.6)
Income tax expense	33,400	47,682	(30.0)

Net income	$73,276	$112,866	(35.1)%

Earnings:
Operating earnings	$79,928	$115,101	(30.6)%
Cash operating earnings	85,466	121,402	(29.6)
Per share data:
Net income, basic	$1.00	$1.51	(33.8)%
Net income, diluted	0.99	1.49	(33.6)
Operating earnings, diluted	1.08	1.52	(28.9)
Cash operating earnings, diluted	1.15	1.61	(28.6)
Cash dividends declared per common share	0.73	0.69	5.8
Average shares outstanding:
Basic	73,618,338	74,940,249	(1.8)%
Diluted	74,085,440	75,542,848	(1.9)
PERFORMANCE RATIOS:
Total revenue: (1)(2)
GAAP	$496,092	$519,276	(4.5)%
Operating (3)	506,961	523,121	(3.1)
Return on average assets:
GAAP earnings	0.52%	0.79%
Operating earnings	0.57	0.81
Cash operating earnings on average tangible assets	0.64	0.90
Return on average equity:
GAAP earnings	4.75	7.49
Operating earnings	5.18	7.64
Cash operating earnings on average tangible equity	9.92	14.86
Net interest margin (tax-equivalent)	3.10	3.22
Efficiency ratios: (1)(4)
GAAP	64.68	62.77
Cash operating (3)	60.70	59.40

(1)	In fourth quarter 2007, TSFG began presenting its debit card income and retail investment services income net of certain related amounts. Prior periods have been reclassified to conform to the current presentation; see footnotes on page 6 for amounts reclassified.

(2)	The sum of net interest income and noninterest income.

(3)	Total revenue and the cash efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.

(4)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

				% Change 12/31/07 vs.

	12/31/07	9/30/07	12/31/06	9/30/07	9/30/07 Annualized	12/31/06

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$13,917,386	$14,022,518	$14,130,681	(0.7)%	(3.0)%	(1.5)%
Intangible assets	(678,851)	(680,526)	(686,393)	(0.2)	(1.0)	(1.1)

Tangible assets	13,238,535	13,341,992	13,444,288	(0.8)	(3.1)	(1.5)

Loans	10,186,272	10,065,454	9,623,050	1.2	4.8	5.9
Securities (1)	2,230,627	2,472,628	2,904,106	(9.8)	(38.8)	(23.2)
Total earning assets	12,421,732	12,544,656	12,538,677	(1.0)	(3.9)	(0.9)

Noninterest-bearing deposits	1,149,816	1,198,350	1,302,329	(4.1)	(16.1)	(11.7)
Total deposits	9,906,020	9,843,553	9,205,366	0.6	2.5	7.6
Customer funding (2)	8,070,219	8,195,078	8,141,772	(1.5)	(6.0)	(0.9)
Wholesale borrowings (3)	4,071,605	4,067,181	4,123,798	0.1	0.4	(1.3)
Total funding	12,141,824	12,262,259	12,265,570	(1.0)	(3.9)	(1.0)

Shareholders’ equity	1,556,766	1,519,488	1,559,088	2.5	9.7	(0.1)
Intangible assets	(678,851)	(680,526)	(686,393)	(0.2)	(1.0)	(1.1)

Tangible equity	$877,915	$838,962	$872,695	4.6	18.4	0.6

Loans/total earning assets	82.0%	80.2%	76.7%
Securities/total assets	16.0	17.6	20.6
Customer funding/total funding	66.5	66.8	66.4
Wholesale borrowings/total assets	29.3	29.0	29.2
Loans/customer funding	126.2	122.8	118.2

BALANCE SHEET DATA (Averages - Year to Date)
Total assets	$14,044,565	$14,087,424	$14,202,649			(1.1)%
Intangible assets	(681,628)	(682,564)	(689,116)			(1.1)

Tangible assets	13,362,937	13,404,860	13,513,533			(1.1)

Loans	10,013,387	9,955,125	9,621,846			4.1
Securities (1)	2,525,317	2,624,627	3,043,385			(17.0)
Total earning assets	12,545,223	12,586,839	12,692,872			(1.2)

Noninterest-bearing deposits	1,200,663	1,217,798	1,386,792			(13.4)
Total deposits	9,805,367	9,771,448	9,129,011			7.4
Customer funding (2)	8,216,762	8,266,147	8,077,605			1.7
Wholesale borrowings (3)	4,053,062	4,046,813	4,394,579			(7.8)
Total funding	12,269,824	12,312,960	12,472,184			(1.6)

Shareholders’ equity	1,543,552	1,539,098	1,506,195			2.5
Intangible assets	(681,628)	(682,564)	(689,116)			(1.1)

Tangible equity	$861,924	$856,534	$817,079			5.5

Loans/total earning assets	79.8%	79.1%	75.8%
Securities/total assets	18.0	18.6	21.4
Customer funding/total funding	67.0	67.1	64.8
Wholesale borrowings/total assets	28.9	28.7	30.9
Loans/customer funding	121.9	120.4	119.1

(1)	The average balances for investment securities exclude the unrealized loss recorded for available for sale securities.

(2)	Customer funding includes total deposits less brokered deposits plus customer sweeps.

(3)	Wholesale borrowings include borrowings less customer sweeps plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

				% Change 12/31/07 vs.

	12/31/07	9/30/07	12/31/06	9/30/07	9/30/07 Annualized	12/31/06

BALANCE SHEET DATA (Period End)
Loans held for investment	$10,213,420	$10,173,237	$9,701,867	0.4%	1.6%	5.3%
Allowance for loan losses	(126,427)	(118,861)	(111,663)	6.4	25.3	13.2
Allowance for credit losses	(128,695)	(120,424)	(112,688)	6.9	27.2	14.2
Securities	2,025,903	2,364,415	2,795,764	(14.3)	(56.8)	(27.5)
Intangible assets	678,182	679,669	685,568	(0.2)	(0.9)	(1.1)
Total assets	13,877,584	14,100,221	14,210,516	(1.6)	(6.3)	(2.3)
Noninterest-bearing deposits	1,127,657	1,164,312	1,280,908	(3.1)	(12.5)	(12.0)
Total deposits	9,788,568	9,501,669	9,516,740	3.0	12.0	2.9
Customer funding (1)	8,178,471	8,117,185	8,392,597	0.8	3.0	(2.6)
Wholesale borrowings (2)	3,945,987	4,187,268	4,023,337	(5.8)	(22.9)	(1.9)
Total funding	12,124,458	12,304,453	12,415,934	(1.5)	(5.8)	(2.3)
Shareholders’ equity	1,550,308	1,548,252	1,562,032	0.1	0.5	(0.8)

CAPITAL RATIOS
Tier 1 risk-based capital	9.52%	9.89%	9.77%
Total risk-based capital	10.91	11.28	11.32
Leverage ratio	8.44	8.64	8.34
Tangible equity to tangible assets	6.61	6.47	6.48

SHARE DATA
Shares outstanding	72,455,205	72,971,394	75,341,276	(0.7)%	(2.8)%	(3.8)%
Book value per common share	$21.40	$21.22	$20.73	0.8	3.4	3.2
Tangible book value per common share	12.04	11.90	11.63	1.2	4.7	3.5
Market price per share of common stock	15.63	22.74	26.59	(31.3)	(124.0)	(41.2)
Market capitalization	1,132,475	1,659,369	2,003,325	(31.8)	(126.0)	(43.5)

OPERATIONS DATA
Branch offices	172	172	167	—%	—%	3.0%
ATMs	187	183	169	2.2	8.7	10.7
Employees (full-time equivalent)	2,474	2,457	2,618	0.7	2.7	(5.5)

(1)	Customer funding includes total deposits less brokered deposits plus customer sweeps.

(2)	Wholesale borrowings include borrowings less customer sweeps plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 5, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

							% Change 12/31/07 vs.

	12/31/07		9/30/07		12/31/06		9/30/07	9/30/07 Annualized	12/31/06

CREDIT QUALITY
Loans held for investment	$10,213,420		$10,173,237		$9,701,867		0.4%	1.6%	5.3%
Allowance for loan losses	(126,427)		(118,861)		(111,663)		6.4		13.2
Allowance for credit losses	(128,695)		(120,424)		(112,688)		6.9		14.2

Nonperforming loans	$81,631		$53,257		$37,168		53.3%		119.6%
Foreclosed property (other real estate owned and personal property repossessions)	8,276		5,658		4,341		46.3		90.6

Nonperforming assets	$89,907		$58,915		$41,509		52.6%		116.6%

Nonperforming loans as a % of loans held for investment	0.80%		0.52%		0.38%
Nonperforming assets as a % of loans held for investment and foreclosed property	0.88		0.58		0.43
Allowance for loan losses as a % of loans HFI	1.24		1.17		1.15
Allowance for credit losses as a % of loans HFI	1.26		1.18		1.16
Allowance for loan losses to nonperforming loans	1.55	x	2.23	x	3.00	x
Loans past due 90 days or more (mortgage and onsumer with interest accruing)	$5,349		$2,629		$3,129				70.9%
Average loans held for investment:
Three months ended	10,164,807		10,042,419		9,589,732
Year to date	9,985,751		9,925,410		9,581,602
Net loan charge-offs:
Three months ended	23,655		16,801		6,499		40.8%		264.0%
Year to date	52,561		28,906		26,362				99.4
Net loan charge-offs as a % of average loans held for investment (annualized):
Three months ended	0.92%		0.66%		0.27%
Year to date	0.53		0.39		0.28

CREDIT QUALITY - Excluding the Penland Development Loans (1)
Loans held for investment	$10,211,400		$10,162,039
Allowance for loan losses	(126,427)		(117,592)
Allowance for credit losses	(128,695)		(119,155)
Nonperforming loans	$79,611		$43,823
Foreclosed property (other real estate owned and personal property repossessions)	8,276		5,658

Nonperforming assets	$87,887		$49,481

Nonperforming loans as a % of loans held for investment	0.78%		0.43%
Nonperforming assets as a % of loans held for investment and foreclosed property	0.86		0.49
Allowance for loan losses as a % of loans HFI	1.24		1.16
Allowance for credit losses as a % of loans HFI	1.26		1.17
Allowance for loan losses to nonperforming loans	1.59	x	2.68	x
Loans past due 90 days or more (mortgage and consumer with interest accruing)	$5,349		$2,629
Net loan charge-offs:
Three months ended	14,477		9,070
Year to date	34,152		19,675
Net loan charge-offs as a % of average loans held for investment (annualized):
Three months ended	0.57%		0.36%
Year to date	0.34		0.27

(1)	These non-GAAP measures exclude loans held for investment of $2.0 million, quarter to date charge-offs of $9.2 million, year to date charge-offs of $18.4 million, and nonperforming assets of $2.0 million related to the Penland Development loans at and for the period ended December 31, 2007. At and for the period ended September 30, 2007, these non-GAAP measures exclude loans held for investment of $11.2 million, quarter to date charge-offs of $7.7 million, year to date charge-offs of $9.2 million, allowance of $1.3 million, and nonperforming assets of $9.4 million related to the Penland Development loans. See page 9 of the Quarterly Financial Data Supplement for additional details on these loans.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 6, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 12/31/07 vs.

	12/31/07	9/30/07	12/31/06	9/30/07	9/30/07 Annualized	12/31/06

NONINTEREST INCOME
Customer fee income (1)	$14,830	$14,584	$13,422	1.7%	6.7%	10.5%
Wealth management income (2)	7,515	7,434	7,033	1.1	4.3	6.9
Mortgage banking income	1,273	834	2,224	52.6	208.8	(42.8)
Bank-owned life insurance	3,065	2,974	2,932	3.1	12.1	4.5
Merchant processing income, net	829	928	527	(10.7)	(42.3)	57.3
Gain on certain derivative activities	5	198	596	n/m	n/m	n/m
Other	2,512	2,678	2,738	(6.2)	(24.6)	(8.3)

Operating noninterest income (noninterest income, excluding non-operating items)	30,029	29,630	29,472	1.3	5.3	1.9
Non-operating noninterest income (loss)	(1,288)	287	(239)	n/m	n/m	n/m

Total noninterest income	$28,741	$29,917	$29,233	(3.9)%	(15.6)%	(1.7)%

NONINTEREST EXPENSES
Personnel expense	$42,452	$43,397	$44,115	(2.2)%	(8.6)%	(3.8)%
Occupancy	8,783	8,723	8,856	0.7	2.7	(0.8)
Furniture and equipment	6,590	6,543	6,579	0.7	2.8	0.2
Professional services	3,767	4,278	5,637	(11.9)	(47.4)	(33.2)
Advertising and business development	2,054	1,443	2,937	42.3	168.0	(30.1)
Telecommunications	1,453	1,404	1,384	3.5	13.8	5.0
Amortization of intangibles	1,853	1,907	2,156	(2.8)	(11.2)	(14.1)
Other	12,149	9,745	12,523	24.7	97.9	(3.0)

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	79,101	77,440	84,187	2.1	8.5	(6.0)
Non-operating noninterest expenses	1,380	1,299	5,811	n/m	n/m	n/m

Total noninterest expenses	$80,481	$78,739	$89,998	2.2%	8.8%	(10.6)%

	Year Ended

	12/31/07	12/31/06	% Change

NONINTEREST INCOME
Customer fee income (1)	$57,349	$54,945	4.4%
Wealth management income (2)	29,787	27,615	7.9
Mortgage banking income	6,053	8,155	(25.8)
Bank-owned life insurance	13,344	11,636	14.7
Merchant processing income, net	3,263	2,307	41.4
Gain (loss) on certain derivative activities	(1,197)	3,150	n/m
Loss on indirect auto loans	—	(1,652)	n/m
Other	9,335	8,691	7.4

Operating noninterest income (noninterest income, excluding non-operating items)	117,934	114,847	2.7
Non-operating noninterest income (loss)	(4,623)	3,058	n/m

Total noninterest income	$113,311	$117,905	(3.9)%

NONINTEREST EXPENSES
Personnel expense	$174,183	$170,482	2.2%
Occupancy	34,659	31,802	9.0
Furniture and equipment	26,081	25,216	3.4
Professional services	17,062	21,462	(20.5)
Advertising and business development	7,401	9,894	(25.2)
Telecommunications	5,668	5,630	0.7
Amortization of intangibles	7,897	8,775	(10.0)
Other	42,681	46,269	(7.8)

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	315,632	319,530	(1.2)
Non-operating noninterest expenses	5,216	6,409	n/m

Total noninterest expenses	$320,848	$325,939	(1.6)%

(1)	In fourth quarter 2007, TSFG began presenting its debit card income net of related expenses. Debit card expense totaled (in thousands) $582 for fourth quarter 2007, $607 for third quarter 2007, and $747 for fourth quarter 2006. For the years ended December 31, 2007 and 2006, debit card expense totaled (in thousands) $2,363 and $2,832, respectively.

(2)	In fourth quarter 2007, TSFG began presenting its retail investment services income net of certain revenue sharing arrangments with a third party. Such amounts for these arrangements totaled (in thousands) $242 for fourth quarter 2007, $249 for third quarter 2007, and $277 for fourth quarter 2006. For the years ended December 31, 2007 and 2006, such amounts totaled (in thousands) $996 and $1,099, respectively.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 7, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 12/31/07 vs.

	12/31/07	9/30/07	12/31/06	9/30/07	9/30/07 Annualized	12/31/06

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME, AS REPORTED (GAAP)	$8,989	$25,839	$23,551	(65.2)%	(258.7)%	(61.8)%
Add: Income tax expense	2,293	11,609	3,500

Income before income taxes	11,282	37,448	27,051	(69.9)	(277.2)	(58.3)
Non-operating items:
(Gain) loss on securities	1,288	(287)	239
Employment contract buyouts and severance	—	—	4,990
Loss on early extinguishment of debt	499	1,299	821
Visa-related litigation	881	—	—

PRE-TAX OPERATING EARNINGS (income before taxes, excluding non-operating items)	13,950	38,460	33,101	(63.7)	(252.8)	(57.9)
Related income taxes	3,093	11,923	5,452

OPERATING EARNINGS (net income, excluding non-operating items)	10,857	26,537	27,649	(59.1)	(234.4)	(60.7)
Add: Amortization of intangibles, net of income tax	1,476	1,316	1,877

CASH OPERATING EARNINGS (net income, excluding non-operating items and amortization of intangibles)	$12,333	$27,853	$29,526	(55.7)%	(221.1)%	(58.2)%

	Year Ended

	12/31/07	12/31/06	% Change

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME, AS REPORTED (GAAP)	$73,276	$112,866	(35.1)%
Add: Income tax expense	33,400	47,682

Income before income taxes	106,676	160,548	(33.6)
Non-operating items:
(Gain) loss on securities	4,623	(4,037)
Gain on disposition of assets and liabilities	—	(2,498)
Loss on sale of indirect auto loans previously HFI	—	3,477
Employment contract buyouts and severance	2,306	5,588
Loss on early extinguishment of debt	2,029	821
Visa-related litigation	881	—

PRE-TAX OPERATING EARNINGS (income before taxes, excluding non-operating items)	116,515	163,899	(28.9)
Related income taxes	36,587	48,798

OPERATING EARNINGS (net income, excluding non-operating items)	79,928	115,101	(30.6)
Add: Amortization of intangibles, net of income tax	5,538	6,301

CASH OPERATING EARNINGS (net income, excluding non-operating items and amortization of intangibles)	$85,466	$121,402	(29.6)%

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.